Exhibit 23.2

[LETTERHEAD]

October 19, 2020

UNITED AIRLINES, INC.

233 South Wacker Drive

Chicago, IL 60606

Re:	Preliminary Prospectus Supplement, dated October 19, 2020, to the Prospectus dated December 1, 2017, included in Registration Statement No. 333-221865 of United Airlines, Inc. and United Airlines Holdings, Inc. (formerly known as United Continental Holdings, Inc.)

Ladies and Gentlemen:

We consent to the use of the report, dated as of October 7, 2020, prepared by us with respect to the spare engines and aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Summary of Appraisals”, “Prospectus Supplement Summary—Loan to Collateral Value Ratios”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Collateral value”, “Description of the Collateral and the Appraisals—The Appraisals” and “Appendix III—Loan to Collateral Value Ratios by Collateral Group” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Prospectus Supplement Summary—Summary of Appraisals”, “Prospectus Supplement Summary—Loan to Collateral Value Ratios”, “Description of the Collateral and the Appraisals—The Appraisals”, “Experts” and “Appendix III—Loan to Collateral Value Ratios by Collateral Group” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

ICF SH&E, Inc

/s/ Victoria H. White
Name:	Victoria H. White
Title:	Contracts Manager